Exhibit 99.1

Lexaria Announces LOI with Hill Street Beverage Co. for
Cannabis Infused Alcohol-Free Beer and Wine

Kelowna, British Columbia – April 27, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, announces that it has entered a Letter of Intent (the “LOI”) with Hill Street Beverage Co. to license DehydraTECHTM, on a semi exclusive basis to produce a line of cannabis infused alcohol-free beers and wines for Canadian distribution, following regulatory approval. The LOI is currently non-binding and is subject to the parties entering into a definitive binding agreement, which is expected to occur in the latter part of 2018.

Lexaria has already lab-tested Hill Street’s alcohol-free red and white wines to formulate CBD wines from multi-spectrum hemp oil, and such tests show virtually zero unwanted cannabis taste or odour. Although DehydraTECH™ functions well with cannabis isolates and distillates, Lexaria’s technology particularly excels with multi-spectrum oil inputs for more original experiences.

Hill Street CEO Terry Donnelly stated, “Having tasted our wines after Lexaria’s infusion process, we found all of the complexity and richness of our beverages remains intact, and virtually indistinguishable when comparing the infused products to the originals in blind taste and aroma tests. Once we experienced the end result, the decision to partner with Lexaria became very easy.”

Lexaria’s beverage formulation adaptations use patented technology to act quickly, taste great, and deliver predictable experiences that dissipate more quickly than many other cannabinoid edible products.

Current legislation does not permit the manufacture and sale of cannabis infused products in Canada. Legislation to allow the sale of these products is projected to occur by the summer of 2019. Hill Street is currently applying for appropriate licenses to permit the production and sale of cannabis infused beverages in Canada, with the view of having infused products available for sale once the regulations permit.

About Hill Street Beverage Co.
Founded in 2008, Hill Street Beverage Co. is the world's most award-winning company exclusively focused on alcohol-free beer, wines and cocktails. The company offers a wide range of products including Vin(Zero) wines, Vintense wines, Hill Street Craft beer, and Designated Draft beer. The company's award-winning products have won the Retail Council of Canada's Grand Prix, and numerous medals and accolades including three Gold Medals, two Silvers and one Bronze at the U.S. Open Beer Championships, and a prestigious Double Gold Medal at the San Francisco International Wine Challenge. It is expected that Hill Street’s award winning alcohol-free wines and beers will be available in up to 7,000 stores across Canada by the end of 2018.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECH™ delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

For regular updates, connect with Lexaria on Twitter (https://twitter.com/lexariacorp)

 and on Facebook http://tinyurl.com/y8vzcaam

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," “project”, "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation and regulatory approvals, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling edible products containing cannabinoids, nicotine or any other active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, letter of intent, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.